UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 1, 2006

THE PROVIDENCE SERVICE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-50364	86-0845127
(Commission File Number)	(I.R.S. Employer Identification No.)

5524 East Fourth Street, Tucson Arizona	85711
(Address of Principal Executive Offices)	(Zip Code)

(520) 747-6600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	Entry into a Material Definitive Agreement

On February 1, 2006, we simultaneously entered into and closed on a purchase agreement with A to Z In-Home Tutoring, LLC (“A to Z”), Scott Hines and Ann-Riley Caldwell pursuant to which we acquired all of the equity interest in A to Z, a Tennessee based provider of home based educational tutoring. The purchase price included $500,000 in cash and approximately $800,000 in debt excluding a $250,000 bridge loan owing to us by A to Z at the date of acquisition. In connection with the acquisition of A to Z, we may be obligated to pay to the former members of A to Z, Mr. Hines and Ms. Caldwell, in each of 2007, 2008 and 2009, an additional amount under an earn out provision pursuant to a formula specified in the purchase agreement that is based upon the future financial performance of A to Z. If the earn out provision is met in 2007, the contingent consideration will be paid in cash, and if the earn out provision is met in 2008 and 2009, the contingent consideration will be paid in a combination of cash and shares of our unregistered common stock, the value of which will be determined in accordance with the provisions of the purchase agreement. The total purchase price including earn out payments will not exceed $8.0 million. When and if the earn out provision is triggered and paid, we will record the fair value of the consideration paid, issued or issuable as an additional cost to acquire A to Z. This acquisition expands our home based social services to include educational tutoring. The cash portion of the purchase price of this acquisition was partially funded from the Company’s credit facility with CIT Healthcare LLC (“CIT”) (formerly known as Healthcare Business Credit Corporation).

Borrowings under our credit facility with CIT bear interest at a rate equal to the sum of the annual rate in effect in the London Interbank market, or LIBOR, applicable to one month deposits of U.S. dollars on the business day preceding the date of determination plus 3.5% to 4.5% and all unpaid principal and any accrued and unpaid interest are due June 28, 2010. If certain events of default including, but not limited to, failure to pay any installment of principal or interest when due, failure to pay any other charges, fees, expenses or other monetary obligations owing to CIT when due or other particular covenant defaults, as more fully described in the Second Amended Loan and Security Agreement dated as of June 28, 2005, occur, CIT may declare all unpaid principal and any accrued and unpaid interest and all fees and expenses immediately due. Under the Second Amended Loan and Security Agreement, any initiation of bankruptcy or related proceedings, assignment or sale of any asset or failure to remit any payments received by us on account to CIT will accelerate all unpaid principal and any accrued and unpaid interest and all fees and expenses. In addition, if we default on certain of our indebtedness including the promissory notes issued in connection with certain completed business acquisitions, it could trigger a cross default under the Second Amended Loan and Security Agreement whereby CIT may declare all unpaid principal and accrued and unpaid interest, other charges, fees, expenses or other monetary obligations immediately due.

Item 7.01	Regulation FD Disclosure

We issued a press release on February 6, 2006. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. This information is being furnished and should not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

None.

(b)	Pro forma financial information.

None.

(c)	Shell company transactions.

None

(d)	Exhibits.

99.1   Press Release dated February 6, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROVIDENCE SERVICE CORPORATION

Date: February 7, 2006	By:	/s/ Michael N. Deitch
Michael N. Deitch Chief Financial Officer

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